Exhibit 10.1

April 14, 2026

Claire Bramley
Re: Upwork Inc. Board of Directors Dear Claire:
On behalf of Upwork Inc. (the “Company”), I am pleased to present to you our offer to become a member of the Company’s Board of Directors (the “Board”). As a Board member, you will be responsible for attending in person or by telephone or video conference, all Board meetings and all meetings of Board committees on which you sit. In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company-related matters.
As a member of the Board and of any committees to which you are appointed, you will have the roles, responsibilities and fiduciary duties of a director as set forth in applicable corporate law and the Company’s governing corporate documents, committee charters and policies, copies of which will be provided following execution of this letter. You may be removed from the Board in accordance with applicable corporate law and the Company’s governing corporate documents. You agree that this letter does not create any employer/employee relationship with the Company and that you will not be entitled to participate in any of the Company’s benefit plans, other than as provided in this letter.
The Company agrees to recommend to the Board that you be offered the following compensation for your service as a Board member, subject to the terms of the Company’s amended non-employee director compensation policy:
●For joining the Board, we will recommend to the Board that you be granted an initial equity award of restricted stock units (“RSUs”) with a grant date fair value of $400,000 (the “Initial Award”), to be granted on the date of your appointment to the Board. The Initial Award will vest as to 1/3rd of the RSUs underlying the Initial Award upon your completion of each year of service as a non-employee director.
●Annual cash compensation of $55,000 for general Board service (the “Annual Fee”), which may be pro-rated for your period of service. You will have the opportunity to elect to receive the Annual Fee in the form of RSUs at your prior written election pursuant to an election form that we will provide to you, to be granted (if elected) on the date of your appointment to the Board.
●We will also recommend to the Board that you be granted an annual award with an aggregate value of $185,000 (each, an “Annual Award”), which may be pro-rated for your period of service. You will have the opportunity to elect to receive each Annual Award in the form of RSUs at your prior written election pursuant to an election form that we will provide to you, with the first such award to be granted (if elected) on the date of your appointment to the Board. The Annual Award RSUs will vest and settle quarterly following the date of grant, so long as you continue to provide services to the Company through such date as a non-employee director. If you elect to receive cash, it will be paid on the same schedule.
●Additional compensation will accrue to you for service as a member of the Board’s committees.

●All equity awards will be governed by the terms of the equity award agreement and the Company’s 2018 Equity Incentive Plan (the “Plan”). In determining the number of shares subject to RSU awards, the Company uses the average of the closing sale prices for one share of Company common stock as quoted on Nasdaq Global Market for the thirty (30) calendar days ending on the last trading day immediately preceding the date on which the RSUs are granted, rounded down to the nearest whole share.
●You should consult with your own tax advisor concerning the tax consequences associated with accepting any equity awards.
●In the event of a Corporate Transaction (as defined in the Plan) while you are a Board member, your then-outstanding equity awards will become fully vested immediately with respect to 100% of the shares issued or issuable thereunder as of immediately prior to the closing of the Corporate Transaction.
The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies. In addition, you will receive certain indemnification rights with respect to your service as a Board member, provided that you execute the Company’s form of indemnification agreement. The Company currently maintains Directors & Officers insurance coverage from a reputable insurer. Details of such coverage are available upon request.
This offer is contingent upon (1) a satisfactory verification of criminal, education, driving and/or employment background, as well as a New Director Questionnaire previously provided to you, and the Board’s formal nomination of you for election as a non-employee director and (2) your election to the Board by the Company’s stockholders at the Company’s 2026 annual meeting of stockholders to be held on June 4, 2026. This offer can be rescinded based upon data received in the verification and the New Director Questionnaire or for such other reasons as the Board may determine.
This letter will be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of laws or choice of laws, and may be amended only by a written agreement of both you and the Company. The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersedes in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us. This letter may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
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Claire, I am excited about you joining our Board at a key time for the Company and look forward to working with you to help make the Company truly great and prosperous. Please acknowledge your receipt of and agreement with this letter by signing and dating this letter and returning it to me.
Very truly yours, UPWORK INC.

By: /s/ Thomas Layton
    Name: Thomas Layton
Title: Chairman

ACCEPTED AND AGREED:

/s/ Claire Bramley
Claire Bramley